UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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Constant Contact, Inc.
(Name of Registrant as Specified in its Charter)

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April 27, 2009

Dear Fellow Stockholders:

We are pleased to invite you to our 2009 Annual Meeting of Stockholders, which will take place on Tuesday, June 2, 2009 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, 3rd Floor, Waltham, Massachusetts 02451. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

On the pages following this letter you will find the notice of our 2009 Annual Meeting of Stockholders, which lists the items of business to be considered at the Annual Meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our Annual Report to Stockholders for the year ended December 31, 2008, which contains, among other things, our audited consolidated financial statements.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in “street name” — that is, held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted.

The ability to have your vote counted at the Annual Meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.

Thank you for your ongoing support and continued interest in Constant Contact.

Sincerely,

Gail F. Goodman
Chairman, President and Chief Executive Officer

CONSTANT CONTACT, INC.
Notice of Annual Meeting of Stockholders
To Be Held on Tuesday, June 2, 2009

Notice is hereby given that the 2009 Annual Meeting of Stockholders will be held at Constant Contact, Inc., 1601 Trapelo Road, 3rd Floor, Waltham, Massachusetts 02451, on Tuesday, June 2, 2009, at 10:00 a.m., Eastern Time, for the following purposes:

1. To elect the two nominees identified in the attached proxy statement as members of our board of directors to serve as class II directors for a term of three years;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

3. To transact other business, if any, that may properly come before the Annual Meeting of Stockholders or any adjournment of the Annual Meeting of Stockholders.

Stockholders of record at the close of business on Wednesday, April 8, 2009 are entitled to receive this notice of our Annual Meeting of Stockholders and to vote at the Annual Meeting of Stockholders and at any adjournments of such meeting. The stock transfer books of Constant Contact will remain open for the purchase and sale of Constant Contact’s common stock.

Included with this Notice and Proxy Statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2008, which contains our audited consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid.

By Order of the Board of Directors,

Robert P. Nault
Secretary

April 27, 2009

CONSTANT CONTACT, INC.
1601 Trapelo Road, Suite 329
Waltham, Massachusetts 02451

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on June 2, 2009

Constant Contact, Inc., a Delaware corporation, which is referred to as “we” or “us” in this proxy statement, is sending you this proxy statement and proxy card in connection with the solicitation of proxies by our board of directors for use at our 2009 Annual Meeting of Stockholders, which will be held on Tuesday, June 2, 2009 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, 3rd Floor, Waltham, Massachusetts 02451. If the 2009 Annual Meeting of Stockholders is adjourned for any reason, then the proxies may be used at any adjournments of such annual meeting. You may obtain directions to the location of the 2009 Annual Meeting of Stockholders by viewing them on our website, www.constantcontact.com, or by contacting the Investor Relations Department at the address and telephone number listed below.

We are first sending the Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the year ended December 31, 2008 to our stockholders on or about April 27, 2009.

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual
Meeting of Stockholders to be Held on June 2, 2009:

This proxy statement and the annual report to stockholders are available for viewing, printing and downloading at www.proxydocs.com/ctct.

Our Annual Report on Form 10-K for the year ended December 31, 2008 is also available on the “Investor Relations” section of our website at www.constantcontact.com. Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K, without charge, please contact:

Constant Contact, Inc.
1601 Trapelo Road, Suite 329
Waltham, Massachusetts 02451
Attention: Investor Relations Department
(781) 472-8100
ir@constantcontact.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Certain documents referenced in this proxy statement are available on our website at www.constantcontact.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the 2009 Annual Meeting of Stockholders, stockholders will consider and vote on the following matters:

•	The election of the two nominees identified in this proxy statement as members of our board of directors to serve as class II directors for a term of three years;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

•	The transaction of other business, if any, that may properly come before the 2009 Annual Meeting of Stockholders or any adjournment of the meeting.

Who is entitled to vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on April 8, 2009, the record date for the 2009 Annual Meeting of Stockholders. The aggregate number of shares entitled to vote at this meeting is 28,216,606 shares of our common stock, which is the number of shares that were issued and outstanding as of the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the 2009 Annual Meeting of Stockholders.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and, if you vote by mail, please cast your vote as soon as possible.

How may I vote?

Stockholder of record: Shares registered in your name.  If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary, then you can vote in one of the following two ways:

•	You may vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope so that it is received prior to the 2009 Annual Meeting of Stockholders. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR each of the proposals.

•	You may vote in person. If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the meeting.

Beneficial owner: Shares held in “street name.”  If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, brokerage firm or other intermediary. Under the NASDAQ Marketplace Rules, if you do not give instructions to your bank, brokerage firm or other intermediary, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. Each of the proposals to be considered at the meeting is a discretionary item under the NASDAQ Marketplace Rules. Accordingly, your bank, brokerage firm or other intermediary may exercise its discretionary authority with respect to any of the proposals to be considered at the 2009 Annual Meeting of Stockholders if you do not provide voting instructions. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other intermediary that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to attend the 2009 Annual Meeting of Stockholders to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e., your bank, brokerage firm or other intermediary).

May I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you may change your vote and revoke your earlier proxy at any time before it is exercised by taking one of the following actions:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice that you want to revoke your proxy; or

•	attending the meeting, notifying our corporate secretary that you are present and then voting in person.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the 2009 Annual Meeting of Stockholders, our bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the meeting, that is, at least 14,108,304 shares.

Shares of our common stock present in person or represented by proxy (including shares that reflect abstentions, “broker non-votes” and votes withheld for director nominees) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors (Proposal 1):  The two director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the Annual Meeting, regardless of whether that number represents a majority of the votes cast, will be elected.

Ratification of the appointment of PricewaterhouseCoopers LLP (Proposal 2):  The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the Annual Meeting and voting on the proposal is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

How will votes be counted?

Each share of common stock voted at the Annual Meeting will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares withholds authority in the proxy card to vote for a particular director nominee or nominees or abstains from voting on a particular matter or (2) the shares constitute “broker non-votes.” As a result, withheld shares, abstentions and “broker non-votes” will have no effect on the outcome of voting on Proposal 1 and Proposal 2 at the Annual Meeting.

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at the Annual Meeting.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	FOR Proposal 1 — to elect the two nominees identified in this proxy statement as class II director nominees; and

•	FOR Proposal 2 — to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted on at the Annual Meeting. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the Annual Meeting has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal with respect to the shares they have authority to vote.

Where can I find the voting results?

We will report the voting results from the Annual Meeting in our Quarterly Report on Form 10-Q for the second quarter of 2009, which we expect to file with the Securities and Exchange Commission, or the SEC, in August 2009.

May I recommend a candidate for Constant Contact’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by sending a written notice to our corporate secretary at the address below under “How and when may I submit a stockholder proposal for the 2010 annual meeting?” Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of Constant Contact stock held, as well as the candidate’s name, age, address, principal occupation and number of shares of Constant Contact stock. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2010 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2010 annual meeting?” You can find more detailed information on our process for selecting board members and our criteria for board nominees in the section of this proxy statement entitled “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Director Nomination Process” and in the Corporate Governance Guidelines posted on the “Investor Relations” section of our website, www.constantcontact.com.

Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2010 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined in “How and when may I submit a stockholder proposal for the 2010 annual meeting?” immediately below.

How and when may I submit a stockholder proposal for the 2010 annual meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2010 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 21, 2009.

If you wish to present a proposal or a proposed director candidate at the 2010 annual meeting, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to our corporate secretary at the address noted below. We must receive this required notice by March 4, 2010, but no sooner than February 2, 2010. However, if the 2010 annual meeting is held before May 13, 2010 or after August 1, 2010, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2010 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2010 annual meeting and (2) the 10th day following the date on which notice of the date of the 2010 annual meeting was mailed or public disclosure was made, whichever occurs first.

Any proposals, notices or information about proposed director candidates should be sent to:

Constant Contact, Inc.
1601 Trapelo Road, Suite 329
Waltham, Massachusetts 02451
Attention: Corporate Secretary

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. We are soliciting proxies for the Annual Meeting by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and personal interviews.

•	We will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement.

What is “householding” and how may I receive a separate copy of the proxy statement or annual report?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS

Our Board of Directors

In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three year terms. As a result, only one class of our board of directors is elected each year. The members of the classes are divided as follows:

•	the class II directors are John Campbell and Daniel T. H. Nye, and their term expires at the 2009 Annual Meeting of Stockholders;

•	the class III directors are Robert P. Badavas, Gail F. Goodman and William S. Kaiser, and their term expires at the annual meeting of stockholders to be held in 2010; and

•	the class I directors are Thomas Anderson and Michael T. Fitzgerald, and their term expires at the annual meeting of stockholders to be held in 2011.

Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the Annual Meeting of stockholders in the year in which their term expires.

Below is information about each member of our board of directors, including nominees for election as class II directors. This information includes each director’s age as of March 31, 2009 and length of service as a director of Constant Contact, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she serves as a director. There are no family relationships among any of our directors, nominees for director and executive officers. On March 31, 2009, Patrick Gallagher resigned as a member of our board of directors and Daniel T. H. Nye was elected by the board of directors to fill the class II vacancy on the board of directors created by Mr. Gallagher’s resignation.

Director Nominees for Terms Expiring in 2012 (Class II Directors)

John Campbell.  Mr. Campbell, age 61, has served as one of our directors since March 1999 and is a private investor. From December 2005 until June 2006, he served as interim Chief Operating Officer of DFA Capital Management Inc., a risk management software company. He is a director of WAM Systems and DFA Capital Management, both privately held software companies. Mr. Campbell co-founded Marcam Corporation, a leading developer of enterprise resource planning software, in 1980.

Daniel T. H. Nye.  Mr. Nye, age 42, has served as one of our directors since March 2009 and is a private investor. From February 2007 until January 2009, he served as Chief Executive Officer of LinkedIn Corporation, an online professional networking company. From 2002 to January 2007, he served as Executive Vice President and General Manager, Investment Management of Advent Software, Inc., a provider of software solutions to investment management organizations. Previously, Mr. Nye served as an executive with Intuit, Inc., a provider of small business software solutions. Mr. Nye holds a B.A. from Hamilton College and an M.B.A. from the Harvard Business School.

Directors Whose Terms Expire in 2010 (Class III Directors)

Robert P. Badavas.  Mr. Badavas, age 56, has served as one of our directors since May 2007. He is the President and Chief Executive Officer of TAC Worldwide, a technical staffing and workforce solutions company owned by RADIA Holdings, Inc. of Japan. From November 2003 until becoming President and Chief Executive Officer in December 2005, he was the Executive Vice President and Chief Financial Officer of TAC Worldwide. From September 2001 to September 2003, Mr. Badavas served as Senior Partner and Chief Operating Officer of Atlas Venture, a venture capital firm. Mr. Badavas is a member of the board of directors of Hercules Technology Growth Capital, Inc., a publicly traded specialty finance company, and Airvana, Inc., a publicly traded provider of network infrastructure products. Mr. Badavas holds a B.S. in Accounting and Finance from Bentley University.

Gail F. Goodman.  Ms. Goodman, age 48, has served as our President and Chief Executive Officer since April 1999, as a member of our board of directors since May 1999 and as Chairman of our board of directors since November 1999. Prior to joining us, Ms. Goodman served as Vice President, Commerce Products Group of Open Market, Inc., a provider of Internet commerce application software, from 1996 until 1998, as Vice President, Marketing of Progress Software Corporation, a developer and provider of application development tools and database software, from 1994 until 1996, as Director of Product Management of Dun & Bradstreet Software, a provider of enterprise resource planning software, from 1991 until 1994, and as Manager of Bain & Company, a business consulting firm, from 1987 until 1991. She holds a B.A. from the University of Pennsylvania and an M.B.A. from the Amos Tuck School of Dartmouth College.

William S. Kaiser.  Mr. Kaiser, age 53, has served as one of our directors since May 2006. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since 1986 and has been one of the general partners of the Greylock Limited Partnerships since 1988. Mr. Kaiser is a member of the board of directors of Red Hat, Inc., a publicly traded open source solutions provider, and several private companies. Mr. Kaiser holds a B.S. from MIT and an M.B.A. from the Harvard Business School.

Directors Whose Terms Expire in 2011 (Class I Directors)

Thomas Anderson.  Mr. Anderson, age 46, has served as one of our directors since January 2007 and is a private investor. From January 2007 until December 2007, Mr. Anderson was the Senior Vice President, Direct to Consumer Channel, of SLM Corporation, a provider of student loans. From January 2005 until January 2007, Mr. Anderson was the President, Chief Executive Officer and a member of the board of directors of Upromise, Inc., a provider of financial resources for college-bound individuals, which was acquired by SLM Corporation. From January 2003 until January 2005, he served as Chief Executive Officer of AmeriFee, LLC, a medical finance company owned by Capital One Financial Corporation. From 2001 until 2003, he served as a Senior Vice President of Capital One Financial Corporation, a financial services company. Mr. Anderson holds a B.A. from Dartmouth College and an M.S. from the MIT Sloan School of Management.

Michael T. Fitzgerald.  Mr. Fitzgerald, age 56, has served as one of our directors since July 2000. He is Managing General Partner and Founder of Commonwealth Capital Ventures, the manager of four early stage venture funds. Prior to founding Commonwealth in 1995, he was a General Partner at Palmer Partners, the manager of three early stage venture funds, where he had served since 1981. Mr. Fitzgerald is a member of the board of directors of several private companies. Mr. Fitzgerald holds a B.A. from Amherst College and an M.B.A. from the Harvard Business School.

Director Independence

Under applicable NASDAQ Marketplace Rules, a director of Constant Contact will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Anderson, Badavas, Campbell, Fitzgerald, Kaiser or Nye has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules. Our board of directors reached a similar determination with respect to Mr. Gallagher, who served as a director from June 2003 until March 2009.

Lead Independent Director

In July 2008, our board of directors designated Thomas Anderson as Lead Independent Director. As Lead Independent Director, Mr. Anderson acts as a liaison between the independent directors and Ms. Goodman, facilitates discussions among independent directors on key issues outside of board meetings, assists Ms. Goodman in the preparation of the agenda for board meetings and presides at all meetings when the independent directors are in executive session.

Committees of our Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are posted on the “Investor Relations” section of our website, www.constantcontact.com. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Marketplace Rules and SEC rules and regulations.

Our board of directors has determined that all of the members of each of the three standing committees of the board of directors are independent as defined under the NASDAQ Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. All members of our audit committee are independent as determined in compliance with the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The members of our audit committee are Messrs. Badavas, Kaiser and Nye. Mr. Fitzgerald served on the audit committee until March 31, 2009, at which time Mr. Nye replaced Mr. Fitzgerald. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for financial literacy under the current requirements of the NASDAQ Marketplace Rules. Mr. Badavas is the chairman of the audit committee and our board of directors has determined that he is also an “audit committee financial expert,” as defined by SEC rules and satisfies the financial sophistication requirements of the NASDAQ Marketplace Rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.

The audit committee’s responsibilities include:

•	appointing, retaining, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules.

Our audit committee met seven times and acted by written consent two times during 2008.

All audit services to be provided to us and all non-audit services, other than de minimus non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “AUDIT-RELATED MATTERS” below.

Compensation Committee

The current members of our compensation committee are Messrs. Anderson, Campbell and Fitzgerald. Mr. Anderson replaced Mr. Gallagher as a member of the compensation committee upon Mr. Gallagher’s resignation as a director on March 31, 2009. Mr. Campbell is the chairman of the committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, our chief executive officer’s compensation;

•	evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity incentive plans;

•	granting equity awards pursuant to authority delegated by our board of directors;

•	reviewing, and making recommendations to our board of directors with respect to, director compensation; and

•	preparing the compensation committee report required by SEC rules, which is included on page 19 of this proxy statement.

Our compensation committee met ten times and acted by written consent six times during 2008.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. Anderson, Fitzgerald and Kaiser. Mr. Fitzgerald replaced Mr. Gallagher as a member of the nominating and corporate governance committee upon Mr. Gallagher’s resignation as a director on March 31, 2009. Mr. Anderson is the chairman of the committee. The nominating and corporate governance committee’s responsibilities include:

•	recommending to our board of directors the persons to be nominated for election as directors or to fill vacancies on our board of directors, and to be appointed to each of the board’s committees;

•	overseeing a periodic review by our board of directors with respect to management succession planning;

•	developing and recommending to our board of directors corporate governance principles and guidelines; and

•	overseeing annual evaluations of our board of directors.

Our nominating and corporate governance committee met four times and acted by written consent once during 2008.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process”.

Board Meetings and Attendance

Our board met eight times and acted by written consent two times during the year ended December 31, 2008. During 2008, each incumbent director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he then served.

Director Attendance at Annual Meeting

Our corporate governance guidelines provide that directors are responsible for attending the Annual Meeting. Three directors attended our 2008 Annual Meeting of stockholders.

Director Compensation

Members of our board of directors who are our employees do not receive compensation for their service as directors. Each non-employee director receives an annual retainer of $20,000 for service as a director. Each non-employee director other than committee chairpersons receives an additional annual fee of $5,000 for service on the audit committee, $3,750 for service on the compensation committee and $2,500 for service on the nominating and corporate governance committee. The chairman of the audit committee receives an annual retainer of $10,000, the chairman of the compensation committee receives an annual retainer of $7,500 and the chairman of the nominating and corporate governance committee receives an annual retainer of $5,000. We pay our directors quarterly. We also reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings. The compensation committee reviews director compensation periodically and recommends changes as necessary.

Pursuant to our 2007 stock incentive plan, each non-employee director receives an automatic option grant to purchase 25,000 shares of our common stock upon his or her initial election to our board of directors. Each non-employee director also receives an automatic annual option grant to purchase 10,000 shares of our common stock at each annual meeting after which he or she continues to serve as a director, provided each such non-employee director has served on our board of directors for at least six months prior to the annual meeting. All of these options will vest over a three-year period, with 33.33% of the shares underlying the option vesting on the first anniversary of the date of grant, or in the case of annual option grants, one business day prior to the next annual meeting, if earlier, and an additional 8.33% of the shares underlying the option vesting each three months thereafter, subject to the non-employee director’s continued service as a director. The exercise price of these options equals the fair market value of our common stock on the date of grant. In the event of a change of control of us, the vesting schedule of these options will accelerate in full.

The following table sets forth information regarding compensation earned by each non-employee director during the year ended December 31, 2008:

	Fees Earned or	Option Awards
Name	Paid in Cash ($)(2)	($)(3)(4)	Total ($)

Thomas Anderson	$25,000	$54,878	$79,878
Robert P. Badavas	$30,000	$59,662	$89,662
John Campbell	$27,500	$18,524	$46,024
Michael T. Fitzgerald	$28,750	$18,524	$47,274
Patrick Gallagher(1)	$26,250	$18,524	$44,774
William S. Kaiser	$27,500	$18,524	$46,024

(1)	Mr. Gallagher resigned from the board of directors on March 31, 2009. At a meeting held on that day, the board of directors voted to fully accelerate the vesting of Mr. Gallagher’s option to purchase 10,000 shares of our common stock and to extend the expiration date of Mr. Gallagher’s option from June 30, 2009 to March 31, 2012.

(2)	These fees were earned by each director in 2008 and paid during 2008 and in January 2009.

(3)	Valuation of these option awards is based on the dollar amount of share based compensation recognized for financial statement reporting purposes in 2008 computed in accordance with Statement of Financial Accounting Standards 123R, Share-Based Payment, or SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). We arrive at these amounts by taking the compensation cost for these awards calculated under SFAS 123R on the date of grant, and recognize this cost over the period in which the director must provide services in order to earn the award, which in the case of these awards was three years. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included on our Annual Report on Form 10-K for the year ended December 31, 2008. These amounts do not represent the actual amounts paid to or realized by a director during 2008.

(4)	Pursuant to the annual non-employee director automatic option grant provision of our 2007 stock incentive plan, each non-employee director was granted an option to purchase 10,000 shares of common stock on May 29, 2008. Each such option has an exercise price of $18.11 and the grant date fair value of each such option, computed in accordance with SFAS 123R, was $9.61. The following table shows the aggregate number of stock options held by each of our non-employee directors as of December 31, 2008:

Name	Options (#)

Thomas Anderson	49,000
Robert P. Badavas	49,000
John Campbell	10,000
Michael T. Fitzgerald	10,000
Patrick Gallagher	10,000
William S. Kaiser	10,000

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates, including the process which resulted in the election by the board of directors of Mr. Nye in March 2009, includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates and in September 2008, the nominating and corporate governance committee engaged the international recruiting firm of Heidrick & Struggles International, Inc. to assist it in such a manner.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

The nominating and corporate governance committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. Our board of directors believes that it is appropriate for us not to have such a policy in light of our stockholders’ right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or the board. Stockholders nominating director candidates must follow the procedures set forth under “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — May I recommend a candidate for Constant Contact’s board of directors?” and “How and when may I submit a stockholder proposal for the 2010 annual meeting?”.

You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines posted on the “Investor Relations” section of our website, www.constantcontact.com.

At the 2009 Annual Meeting, stockholders will be asked to consider the election of Mr. Nye, who has been nominated for election by the stockholders as a director for the first time. On March 31, 2009, Mr. Nye was elected by our board of directors to serve as a new director. Mr. Nye was recommended to the nominating and corporate governance committee by Heidrick & Struggles as part of their engagement described above and our board of directors determined to elect him as a director on March 31, 2009 and to include him among its nominees for election as a class II director at the Annual Meeting.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Corporate Secretary, Constant Contact, Inc., 1601 Trapelo Road, Suite 329, Waltham, Massachusetts 02451.

Our Commitment to Corporate Governance

We believe that good corporate governance is important to achieve business success and to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors is committed to high governance standards and continually works to improve them. Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the board’s principal responsibility is to oversee our management;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Corporate Governance Materials

We have adopted a written code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on the “Investor Relations” section of our website, www.constantcontact.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the “Investor Relations” section of our website, www.constantcontact.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:

Constant Contact, Inc.
1601 Trapelo Road, Suite 329
Waltham, Massachusetts 02451
Attention: Investor Relations Department

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or served during the year ended December 31, 2008, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Executive Compensation Process

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis.”

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For further information, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.

Transactions with Related Persons

Since January 1, 2008, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Oppenheimer & Co. Inc.

Mark Goodman, Managing Director, Head of Consumer and Business Services Group of Oppenheimer & Co. Inc., is the brother of Gail F. Goodman. Ms. Goodman is our Chairman, President, Chief Executive Officer and, as of March 31, 2009, the beneficial holder of more than 4.0% of our voting securities. Oppenheimer & Co. Inc. acted as the co-managing underwriter of our follow-on public offering in April 2008. In connection with our follow-on public offering, we entered into an underwriting agreement with Oppenheimer & Co. Inc. and the other underwriters of the offering.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, we entered into indemnification agreements with each of our directors and officers that may be broader in scope than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. For more information regarding these agreements, see “EXECUTIVE COMPENSATION — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements” below.

Policies and Procedures for Transactions with Related Persons

In August 2007, our board of directors adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person.

Any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee following the date that the related person transaction comes to the attention of our general counsel. Our general counsel, however, may present a related person transaction arising in the time period between meetings of the audit committee to the chairman of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

Transactions involving compensation of executive officers will be reviewed and approved by the compensation committee in the manner specified in the charter of the compensation committee.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in this policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee will review all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The audit committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

AUDIT-RELATED MATTERS

Audit Committee Report

The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2008. The audit committee has also reviewed and discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), or SAS No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. SAS No. 61 requires our independent registered public accounting firm to discuss with the audit committee the following to the extent applicable or relevant, among other things:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with PricewaterhouseCoopers LLP the matters disclosed in the letter and its independence with respect to Constant Contact, including a review of audit and non-audit fees and services, and concluded that PricewaterhouseCoopers LLP is independent.

Based on its discussions with management and PricewaterhouseCoopers LLP, and its review of the representations and information referred to above provided by management and PricewaterhouseCoopers LLP, the audit committee recommended to the board of directors that Constant Contact’s audited consolidated financial statements be included in Constant Contact’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. Mr. Fitzgerald served on the audit committee until March 31, 2009, at which time Mr. Nye replaced Mr. Fitzgerald.

By the Audit Committee of the Board of Directors of Constant Contact, Inc.

Robert P. Badavas, Chairman
Daniel T. H. Nye
William S. Kaiser

Auditor Fees and Services

The following table presents the aggregate fees billed (or expected to be billed) by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the years ended December 31, 2008 and December 31, 2007.

Fee Category	2008	2007

Audit Fees(1)	$686,048	$739,496
Audit-Related Fees(2)	—	—
Tax Fees(3)	25,000	38,500
All Other Fees(4)	1,500	2,850

Total Fees	$712,548	$780,846

(1)	Audit fees consisted of fees for the audit of our annual financial statements, the audit of our internal control over financial reporting in 2008, the review of our interim financial statements, the review of financial information included in our filings with the SEC and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees, of which there were none in 2008 and 2007, relate to fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees consisted of fees for tax compliance in 2008 and tax compliance, tax advice and tax planning services in 2007. Tax compliance services, which related, to the preparation of our federal and state tax returns, accounted for all of the total tax fees in 2008 and $24,500 of the total tax fees billed in 2007. Tax advice and tax planning services were $14,000 in 2007 and related to assistance on state sales tax matters.

(4)	All other fees for 2008 and 2007 consisted of fees related to training and a subscription for an accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise PricewaterhouseCoopers LLP’s independence. The audit committee’s charter, which was adopted in August 2007, and can be found on the “Investor Relations” section of our website, www.constantcontact.com, requires that all proposals to engage PricewaterhouseCoopers LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before PricewaterhouseCoopers LLP may provide the services. None of the above fees were approved using the “de minimus exception” under SEC rules, except the fees in 2008 related to the accounting research tool.

The audit committee’s charter provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount, and the audit committee is informed of each service once it has been provided.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have two class I directors, whose terms expire at our 2011 annual meeting of stockholders; two class II directors, whose terms expire at this Annual Meeting; and three class III directors, whose terms expire at our 2010 annual meeting of stockholders. Our board of directors currently consists of seven members.

At this Annual Meeting, our stockholders will have an opportunity to vote for two nominees for class II directors: John Campbell and Daniel T. H. Nye. Both of the nominees are currently directors of Constant Contact, and you can find more information about each of them in the section of this proxy statement entitled “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors.”

The persons named in the enclosed proxy card will vote to elect these two nominees as class II directors, unless you withhold authority to vote for the election of either or both nominees by marking the proxy card to that effect. If elected, each nominee for class II director will hold office until the 2012 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR each of the nominees.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009. Although stockholder approval of our audit committee’s selection of PricewaterhouseCoopers is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of PricewaterhouseCoopers LLP, which served as our independent registered public accounting firm for the year ended December 31, 2008, will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she wishes.

Our board of directors recommends a vote FOR this proposal.

EXECUTIVE OFFICERS

Below is information about each of our current executive officers, other than Ms. Goodman, our Chairman, President and Chief Executive Officer, whose information is included above in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors”. This information includes each officer’s age as of March 31, 2009, his or her position with Constant Contact, the length of time he or she has held each position and his or her business experience for at least the past five years. Our board of directors elects our officers annually, and officers serve until they resign or the board of directors terminates their position. There are no family relationships among any of our executive officers, directors and nominees for director.

Ellen Brezniak.  Ms. Brezniak, age 50, has served as Senior Vice President, Product Strategy, since December 2008 and before that as Vice President, Product Strategy, since September 2006. From September 2004 until September 2006, she served as Senior Vice President of Marketing and Product Management of GetConnected, Inc., a provider of transaction processing platforms for enabling the sale of digital services. From January 2001 until August 2004, Ms. Brezniak served as Vice President of Marketing of OutStart, Inc., an e-learning software company. Prior to 2001, Ms. Brezniak also held leadership positions at Be Free, Inc., Open Market Inc. and Progress Software, Inc. Ms. Brezniak holds a B.S. from Rensselaer Polytechnic Institute.

Nancie Freitas.  Ms. Freitas, age 47, joined us in November 2005 and has served as Vice President and Chief Marketing Officer since December 2006. In February 2005, Ms. Freitas founded The Freitas Group, a direct marketing and media firm, which she operated until joining us. From April 2000 until January 2005, she led the direct marketing services of Carat Business & Technology, a worldwide media agency. Prior to April 2000, Ms. Freitas also held leadership roles at CFO Magazine, Earthwatch Institute and Games Magazine. Ms. Freitas holds a B.A. from the University of Massachusetts.

Eric S. Groves.  Mr. Groves, age 45, has served as Senior Vice President, Global Market Development, since February 2008 and before that as Senior Vice President, Sales and Business Development, since 2001. From October 1999 until December 2000, Mr. Groves served as Executive Director of Worldwide Sales & Business Development of Alta Vista Corporation, a provider of search services and technology. Prior to October 1999, Mr. Groves also held leadership positions at iAtlas Corp., InfoUSA Inc., MFS Communications Company, Inc., SBC Communications Inc. and Citigroup Inc. Mr. Groves holds a B.A. from Grinnell College and an M.B.A. from the University of Iowa.

Thomas C. Howd.  Mr. Howd, age 49, has served as Senior Vice President, Customer Operations, since February 2008 and before that as Vice President, Services, since 2001. From 1999 until 2000, he served as Director, Production Engineering, of Direct Hit Technologies Inc., a provider of search technologies that was later acquired by Ask Jeeves, Inc. From 1998 until 1999, Mr. Howd served as Director of Support and Quality Assurance of Workgroup Technology Corporation, a product data management software provider. Prior to 1998, Mr. Howd also held leadership positions in engineering and professional services during his 11 year tenure at Marcam Corporation, a provider of software applications for manufacturing. Mr. Howd holds a B.S. from Williams College.

Robert P. Nault.  Mr. Nault, age 45, has served as Vice President and General Counsel since March 2007. Prior to joining us, Mr. Nault served as Senior Vice President, General Counsel and Secretary of RSA Security Inc., a provider of e-security technology solutions, from November 2005 until November 2006 following its acquisition by EMC Corporation in September 2006. Mr. Nault was Vice President and General Counsel of Med-i-Bank, Inc., a provider of software and services for electronic benefit payments from October 2004 to July 2005; Legal Consultant and Vice President and General Counsel of ON Technology Corporation, an enterprise software company, from March 2001 to May 2004; and Senior Vice President and General Counsel of The Pioneer Group, Inc., a financial services and alternative investments company, from 1995 to 2000. Before joining Pioneer, Mr. Nault was a member of the corporate department of Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP). Mr. Nault is a director of Vanderbilt Financial, LLC, an institutional investment fund. Mr. Nault holds a B.A. from the University of Rhode Island and a J.D. from Boston University School of Law.

Robert D. Nicoson.  Mr. Nicoson, age 58, has served as Vice President and Chief Human Resources Officer since June 2008. Prior to joining us, Mr. Nicoson was a consultant and Vice President at Gather, Inc., a social network provider, from January 2007 to June 2008. Mr. Nicoson was Vice President of Human Resources and Operations of Certalogic, Inc., an enterprise software company, from 2005 to 2007. From 1999 until 2003, Mr. Nicoson was Managing Director and Chief Resources Officer for Scala Business Solutions N.V., a Netherlands based resource planning software company. Prior to 1999, Mr. Nicoson held senior management positions with The Pioneer Group, Inc., Lotus Development Corp. and Atex, Inc. Mr. Nicoson holds a B.A from Indiana State University.

John J. Walsh, Jr. Mr. Walsh, age 44, has served as Senior Vice President, Engineering and Operations, since October 2008. Prior to joining us, Mr. Walsh was Senior Vice President of Engineering and Operations for Ecora Software, Inc., a configuration auditing and compliance reporting software company, from October 2006 to September 2008. From January 2006 until August 2006, Mr. Walsh served as Vice President and General Manager of Product Operations of Saba Software, Inc., a people management software provider, following its acquisition of Centra Software Inc. in January 2006. At Centra Software, a distance learning software provider, Mr. Walsh served as Senior Vice President, Products and Operations, from 2005 until 2006, and Senior Vice President of Products from 2002 until 2005. Previously, Mr. Walsh held senior leadership positions at InformTV and Avid Technology, Inc. Mr. Walsh holds a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from Boston University.

Steven R. Wasserman.  Mr. Wasserman, age 52, has served as Vice President and Chief Financial Officer since December 2005. Prior to joining us, he served as Vice President and Chief Financial Officer of Med-i-Bank, Inc., a provider of software and services for electronic benefit payments, from March 2004 until it was acquired by Metavante Corp. in July 2005. From January 2001 until March 2004, Mr. Wasserman served as Vice President and Chief Financial Officer of ON Technology Corporation, an enterprise software company that was acquired by Symantec Corporation. Prior to 2001, Mr. Wasserman held leadership positions at The Pioneer Group, Inc., GTECH Holdings Corporation and EG&G, Inc. Mr. Wasserman holds a B.B.A. from the University of Michigan and an M.B.A. from Babson College.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Constant Contact, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

By the Compensation Committee of the Board of Directors of Constant Contact, Inc.

John Campbell, Chairman
Thomas Anderson
Michael T. Fitzgerald

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis is designed to provide an understanding of how our compensation program is developed with respect to our named executive officers. Our named executive officers consist of Gail F. Goodman, our president and chief executive officer, Steven R. Wasserman, our vice president and chief financial officer, and the other executive officers included in the Summary Compensation Table on page 31 of this proxy statement.

This Compensation Discussion and Analysis is divided into sections in order to help explain:

•	the role of the compensation committee;

•	the objectives and philosophy of our executive compensation program;

•	the role of the independent compensation consultant;

•	the use of competitive benchmarking data provided by our independent compensation consultant;

•	the specific components of our executive compensation program; and

•	potential severance benefits payable to our executive officers.

This Compensation Discussion and Analysis provides detailed information on the determination, administration and results of our executive compensation program in 2008. In addition, there is detailed information regarding the compensation committee’s determination of 2009 executive compensation, which was approved by the compensation committee in December 2008 following a series of compensation committee meetings held during the fall of 2008.

Role of the Compensation Committee

The compensation committee is specifically responsible for establishing compensation and benefits programs for our executive officers, including Ms. Goodman and her executive management team. The compensation committee is comprised solely of independent directors, and its membership currently consists of John Campbell, who serves as chairman, Thomas Anderson and Michael T. Fitzgerald. Mr. Anderson joined the compensation committee in March 2009 following the resignation from the board of directors of Patrick Gallagher. Mr. Anderson participated in all compensation committee discussions regarding 2009 executive compensation determinations. The members of the compensation committee are recommended by the nominating and corporate governance committee and elected by the board of directors at least annually. For more information regarding the compensation committee, see page 8 of this proxy statement.

The compensation committee establishes the overall objectives and philosophy of our executive compensation program, determines the specific components of executive compensation, engages the independent compensation consultant, sets and reviews financial performance goals and individual performance goals for Ms. Goodman, and approves incentive payouts and equity awards. With regard to Ms. Goodman’s compensation, the compensation committee performs these functions with input from the independent compensation consultant, and with regard to the other named executive officers, the compensation committee relies on Ms. Goodman’s recommendations as well as input from the independent compensation consultant. In all cases, the compensation committee has final responsibility for all executive compensation decisions.

The compensation committee strives to maintain an effective balance between short-term and long-term business objectives, employing its understanding of our business, the industry and the current and likely future business environment. Accordingly, the compensation committee endeavors to structure short-term and long-term incentive plans that reward performance based on achievement of different, but complementary, strategic and financial objectives. The compensation committee believes this balanced approach motivates management’s efforts to drive strong outcomes in both the current and future business environment.

In establishing individual executive compensation, the compensation committee considers analysis and recommendations from the independent compensation consultant, competitive practices, the president and chief executive officer’s recommendations (for her subordinates), established plans, compensation trends and internal practices. Ultimately, however, the compensation committee applies its judgment in establishing executive compensation.

In 2007, the compensation committee held nine meetings and acted by written consent on five occasions. In 2008, the compensation committee held ten meetings and acted by written consent on six occasions.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation committee’s primary objectives with respect to executive compensation are to:

•	provide competitive compensation to attract, retain and motivate the best possible executive talent;

•	foster a collaborative executive team by linking rewards to shared corporate objectives and individual objectives that support our culture and performance objectives;

•	promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals;

•	align the incentives of our executives with the creation of value for our stockholders; and

•	retain flexibility and discretion to design compensation programs that reflect our competitive labor environment taking into account individual circumstances.

Our compensation committee expects to continue to implement and maintain compensation plans to achieve these objectives. Our compensation plans and policies currently, and we expect will continue to, compensate executive officers with a combination of base salary, quarterly or annual cash incentive bonuses, equity incentive awards and customary employee benefits. Quarterly cash incentive bonuses are tied to key financial metrics such as average gross monthly revenue growth, or AMRG, earnings before interest, taxes, depreciation and amortization and stock based compensation expense as a percentage of revenue, or Adjusted EBITDA Margin, and, in the case of certain of our executive officers, the achievement of individual quarterly or annual performance goals. We have provided, and expect to continue providing, a portion of our executive compensation in the form of equity incentive awards that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. We plan to continue to implement overall compensation packages for our executive officers generally between the 50th and 75th percentiles of compensation packages for executives in comparable public companies, with potential upside for better than planned performance.

Independent Compensation Consultant

In July 2008, the compensation committee engaged Compensia, Inc. to serve as its independent compensation consultant. Compensia was engaged to review and evaluate our executive compensation program, including the philosophy and objectives of the program and its specific components, including base salary, total cash compensation targets, target bonus percentages and equity ownership, and to provide advice on compensation benchmarking. Compensia is directly accountable to the compensation committee for the performance of its services. In its role as an advisor to the compensation committee, a senior representative of Compensia attends meetings of the compensation committee when requested. Compensia also provides assistance to the compensation committee on financial performance goals, advice on rules, regulations and general compensation trends regarding executive compensation, and guidance on our director compensation programs. Prior to engaging Compensia, the compensation committee had engaged DolmatConnell & Partners to serve as its independent compensation consultant. In prior years, DolmatConnell performed services for the compensation committee substantially similar to the services Compensia provides.

In the future, we expect that our compensation committee will continue to engage an independent compensation consulting firm to provide advice and data regarding our executive compensation.

Competitive Compensation Benchmarking

We operate in a competitive labor environment. As such, the compensation committee believes that it is important to review the executive compensation practices of companies that are similar in business and size to us to ensure that our executive compensation program is competitive and to assist us in meeting our overall executive compensation objectives.

In establishing executive compensation levels for 2008, the compensation committee engaged DolmatConnell to provide benchmarking analysis. As part of this engagement, DolmatConnell developed two comparative data sources for analytical purposes and to ensure that comparative market data was available for all executives. First, they developed a peer group comprised solely of U.S. based publicly traded companies from the software and services industries of similar size to our company based on revenue and market capitalization. This peer group, which is referred to in this Compensation Discussion and Analysis as the 2008 Original Peer Group, included: Art Technology Group, Inc.; Chordiant Software, Inc.; LivePerson, Inc.; Marchex, Inc.; Pegasystems Inc.; PeopleSupport, Inc.; RightNow Technologies, Inc.; S1 Corp.; Synchronoss Technologies, Inc.; Unica Corporation; Visual Sciences, Inc. and Vocus, Inc. Second, they reviewed compensation data from a composite of credible, published executive compensation surveys scoped appropriately based on the size and nature of our business. At the request of the compensation committee, DolmatConnell developed a second peer group for comparison purposes. This second peer group, which consisted of U.S. based publicly traded companies primarily in the software as a service business similar in revenue and market capitalization to our company, included: BlackBoard, Inc.; DemandTec, Inc.; LivePerson, Inc.; Kenexa Corporation; Omniture, Inc.; RightNow Technologies, Inc.; Salesforce.com, Inc.; Taleo Corp.; VistaPrint Limited and Vocus, Inc. The compensation committee requested that DolmatConnell create this second peer group, which is referred to in this Compensation Discussion and Analysis as the 2008 Second Peer Group, because investment analysts typically compare our company’s financial performance to the performance of companies in this group. The compensation committee determined that the data in the 2008 Second Peer Group was substantially similar to the data in the 2008 Original Peer Group. In addition, the compensation committee noted that the compensation ranges in the 2008 Original Peer Group and 2008 Second Peer Group were higher than the compensation ranges reflected in the benchmarking data used in 2007 executive compensation determinations, which resulted primarily from the change to a peer group consisting of only public companies.

In establishing executive compensation levels for 2009, the compensation committee engaged Compensia to provide a benchmarking analysis. As part of this engagement, Compensia developed two comparative data sources for analytical purposes. First, they developed a peer group comprised solely of U.S. based publicly traded companies from the software industry with a focus on software as a service businesses, which are similar in size to our company based on revenue and market capitalization. We refer to this peer group as the

2009 Peer Group. In establishing this peer group, Compensia considered the 2008 Original Peer Group and the 2008 Second Peer Group and suggested revisions based on industry, growth rates and business model. In particular, Compensia specifically considered the following factors in developing the 2009 Peer Group: business focus, with software companies a primary focus, software as a service companies a secondary focus and consumer facing companies being an additional consideration; revenue (between $40 million and $150 million); high revenue growth (generally over 30%); market capitalization ($250 million to $1 billion); headcount (generally, between 300 and 600); and location (predominately U.S. east and west coast based). After considering this analysis, the compensation committee established the following peer group: ArcSight, Inc.; Art Technology Group, Inc.; CyberSource Corporation; DemandTec, Inc.; DivX, Inc.; Double-Take Software, Inc.; Ebix Inc.; Falcon-Software Company, Inc.; Glu Mobile Inc.; Guidance Software, Inc.; LivePerson, Inc.; NetSuite Inc.; SuccessFactors, Inc.; Synchronoss Technologies, Inc.; Taleo Corp. and Vocus, Inc., Compensia also reviewed compensation data from a published executive compensation survey consisting of software companies similar in size to our company. Once the compensation committee agreed on the 2009 Peer Group, Compensia undertook a process to match our executive positions, which in some case are not traditional, with those of the companies in the 2009 Peer Group.

In the future, we expect that our compensation committee will continue to consider benchmarking data when determining total cash compensation as well as annual equity incentive awards to executives.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	cash incentive bonuses (quarterly in the case of all executive officers; and an annual incentive bonus based on individual performance goals for Ms. Goodman only in 2009);

•	equity incentive awards; and

•	benefits and other compensation.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee establishes these allocations for each executive officer on an annual basis. Our compensation committee establishes total cash compensation targets and total direct compensation targets, which includes the value of equity, based primarily upon benchmarking data as well as the nature of the role, individual performance, the importance to the company of the individual executive and internal equity considerations among all executive officers. Our compensation committee establishes non-cash compensation based upon benchmarking data, the intrinsic value of the equity award, the performance of the individual executive, the executives’ equity ownership percentage and the amount of their equity ownership that is vested equity. We believe that the long-term performance of our business is improved through the grant of stock-based awards so that the interests of our executives are aligned with the creation of value for our stockholders.

Commencing with its 2009 executive compensation analysis, the compensation committee determined to emphasize total direct compensation, which consists of total cash compensation and the current value of equity awards. The compensation committee determined the value of equity awards by using the Black-Scholes option pricing model, which is the methodology we use when calculating stock based compensation expense in our financial statements.

In establishing base salaries and cash incentive bonuses for our executives for 2008, the compensation committee first established a total cash compensation target for each executive. This was accomplished by comparing the total cash compensation of the applicable peer group in the 50th percentile to total cash compensation of our positions that matched positions in the peer group. These targets were adjusted as appropriate in each case to consider functional role, seniority, job performance and overall level of responsibility. Based on this analysis for 2008 executive compensation determinations, all of our named executives were positioned below the 25th percentile for total target cash compensation for both the 2008 Original Peer Group and the 2008 Second Peer Group. The compensation committee reviewed this information and determined that the total target cash compensation for the following executive officers for 2008 be set as follows: Ms. Goodman, $525,000, Ms. Brezniak, $270,000, Ms. Freitas, $273,000, Mr. Nault, $294,000 and Mr. Wasserman, $308,000.

In establishing compensation for our executives for 2009, the compensation committee established base salary, total cash compensation and total direct compensation targets for each executive. Base salaries were generally established to be in the 50th percentile of the 2009 Peer Group, total cash compensation was generally established to be between the 50th and 75th percentiles of the 2009 Peer Group and total direct compensation was generally established to be between the 65th and 75th percentiles of the 2009 Peer Group. In establishing these pay positioning guidelines for 2009, the compensation committee determined that our executive compensation program should combine market competitive base salaries with above market at-risk compensation that links a substantial majority of overall compensation to our longer term company performance and shareholder value creation. Based on this philosophy, the compensation committee reviewed this information and determined that the total target cash compensation for the following executive officers for 2009 be set as follows: Ms. Goodman, $700,000, Ms. Brezniak, $322,000, Ms. Freitas, $330,000, Mr. Nault, $308,000 and Mr. Wasserman, $350,000. Ms. Goodman’s total cash compensation target placed her slightly above the 50th percentile when compared to the 2009 Peer Group and the total cash compensation target for each of the other named executive officers was slightly below the 50th percentile when compared to the 2009 Peer Group.

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Initial base salaries for our executives have sometimes been set in our offer letter to the executive at the outset of employment, which is the case with all named executive officers. None of our executives is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, from time to time, generally annually, in the discretion of our compensation committee, and consistent with our incentive compensation program objectives, base salaries for our executives, together with other components of compensation, are evaluated for adjustment based on an assessment of an executive’s performance and general compensation trends in our industry.

2008 Base Salaries.  In establishing base salaries for our named executive officers for 2008, our compensation committee reviewed a number of factors, including each named executive officer’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data, including the 2008 Original Peer Group and 2008 Second Peer Group, and other information provided by DolmatConnell. In 2008, the base salaries of Ms. Goodman, Ms. Brezniak, Ms. Freitas, Mr. Nault and Mr. Wasserman were increased over 2007 base salaries by approximately 27%, 8%, 18%, 5% and 14%, respectively. Our compensation committee determined that Ms. Goodman had an exceptional year in 2007. They noted that she continued to successfully drive the strategy and growth of our company during 2007 while leading the team that completed our initial public offering. As a result of this analysis, our compensation committee determined to increase Ms. Goodman’s base salary to $350,000, which placed her base salary 17 percentage points above the median of the 2008 Original Peer Group and slightly above the median of the 2008 Second Peer Group. Our compensation committee determined that Ms. Brezniak had performed well in 2007. They noted that she had developed a detailed product roadmap, extended the planning horizon for product strategy and successfully helped to implement the Agile software development methodology. As a result of this analysis, our compensation committee determined to increase Ms. Brezniak’s base salary to $200,000, which placed her base salary at approximately the median for both the 2008 Original Peer Group and the 2008 Second Peer Group. Our compensation committee determined that Ms Freitas had performed well in 2007. They noted that she had achieved all of her primary business goals, particularly those involving customer acquisition, and successfully reorganized and expanded her team. As a result of this analysis, our compensation committee determined to increase Ms. Freitas’ base salary to $195,000, which placed her base salary 14 percentage points below the median of both the 2008 Original Peer Group and the 2008 Second Peer Group. Our compensation committee determined that Mr. Nault had performed well in his first year, learning our business and the legal issues relevant to our business and playing an integral role in our initial public offering. Our compensation committee determined to increase Mr. Nault’s base salary to $210,000, which placed his base salary below the median of both the 2008 Original Peer Group (seven percentage points) and the 2008 Second Peer Group (15 percentage points). Our compensation committee determined that Mr. Wasserman had a very strong year. His primary accomplishment was the completion of our initial public offering. In addition, he continued to build the finance organization, enhance our systems, processes and controls and refine the financial metrics for the company, particularly as we prepared to become a public company. As a result of this analysis, our compensation committee determined to increase Mr. Wasserman’s base salary to $220,000, which placed him slightly below the median base salary for the 2008 Original Peer Group and 12 percentage points below the median base salary for the 2008 Second Peer Group.

2009 Base Salaries.  In establishing base salaries for our named executive officers for 2009, our compensation committee reviewed a number of factors, including each named executive officer’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data and other information provided by Compensia. For 2009, the compensation committee established Ms. Goodman’s base salary at the same level as 2008. The base salaries of Ms. Brezniak, Ms. Freitas, Mr. Nault and Mr. Wasserman were increased over 2008 base salaries by approximately 15%, 13%, 5% and 14%, respectively. Our compensation committee determined that Ms. Goodman had an exceptional year in 2008. They noted that she continued to successfully drive our strategy, vision and growth. She scaled her role appropriately to reflect our overall growth, successfully expanded her executive team and completed a successful secondary public offering. The compensation committee determined that because Ms. Goodman’s 2008 base salary was generally at the median for the 2009 Peer Group it would remain unchanged in 2009, but her total target cash compensation would increase significantly from $525,000 to $700,000. Our compensation committee determined that Ms. Brezniak had performed exceptionally well in 2008. They noted that she provided strong leadership across the entire product delivery organization, established a clear product roadmap, provided support and guidance to the engineering organization during its leadership transition, continued to drive the use of Agile software development methodology and continued to build a strong senior team. As a result of this analysis, our compensation committee determined to increase Ms. Brezniak’s base salary to $230,000, which placed her base salary slightly below the median of the 2009 Peer Group. Our compensation committee determined that Ms Freitas had performed very well in 2008. They noted that she had achieved her primary business goals, particularly those involving customer acquisition, successfully launched our national radio campaign, improved our forecasting accuracy, enhanced our brand identity and expanded her team appropriately. As a result of this analysis, our compensation committee determined to increase Ms. Freitas’ base salary to $220,000, which placed her base salary slightly below the median of the 2009 Peer Group. Our compensation committee determined that Mr. Nault had performed very well in 2008. They noted that he successfully guided the company through its first year as a public reporting company, continued to manage legal risk in a practical manner, advised on regulatory, compliance and security matters as appropriate and played an integral role in our secondary public offering and our first acquisition. Our compensation committee determined to increase Mr. Nault’s base salary to $220,000, which placed his base salary nine percentage points below the median of the 2009 Peer Group largely in recognition of the scope of his role versus the scope of the role of the chief legal officers of the companies in the 2009 Peer Group, where the legal departments typically focus significantly on customer sales activity. Our compensation committee determined that Mr. Wasserman performed very well in 2008. They noted that he played a critical role in our secondary public offering, continued to enhance our financial systems, processes and controls to meet the internal control requirements of the Sarbanes-Oxley Act of 2002, successfully managed the company’s relationship with investors and analysts and continued to build his financial team as appropriate. As a result of this analysis, our compensation committee determined to increase Mr. Wasserman’s base salary to $250,000, which placed him slightly below the median base salary for the peer group.

Cash Incentive Bonuses

In 2008 and 2009, the compensation committee established a cash incentive bonus plan for our executives, which provides for quarterly cash incentive bonus payments. The cash incentive bonuses are intended to compensate for the achievement of both corporate financial targets and, in the case of all executive officers except Ms. Goodman in 2008, individual performance goals. The compensation committee established an annual individual performance goal for Ms. Goodman in 2009. The corporate financial targets generally conform to the financial metrics contained in the internal business plan developed by our management and reviewed and approved by our board of directors. The target amounts payable under the cash incentive bonus plan are calculated as a percentage of the applicable executive’s base salary.

The compensation committee approves the corporate financial targets, the weighting of various goals for each executive and the formula for determining potential bonus amounts based on achievement of those goals. The compensation committee works with the chief executive officer and the chief financial officer to develop corporate financial targets. Individual performance objectives are necessarily tied to the particular area of expertise of the executive and his or her performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Ms. Goodman sets the individual quarterly performance objectives for each executive at the beginning of the quarter. In establishing these objectives, Ms. Goodman typically identifies areas that she believes require focus on the part of the executive and are strategic or important to our company as a whole. The compensation committee establishes Ms. Goodman’s individual performance goals, if any. The corporate financial targets and individual performance objectives are designed to be difficult to fully achieve and we generally do not expect that all of the targets and objectives will be fully achieved in all periods.

2008 Cash Incentive Bonuses.  In December 2007, our compensation committee approved the target bonus awards for 2008 for our named executive officers. The target bonus awards, as a percentage of base salary, for 2008 were 50% for Ms. Goodman, 35% for Ms. Brezniak, 40% for Ms. Freitas, 40% for Mr. Nault and 40% for Mr. Wasserman. As described above, the compensation committee determined the total target cash compensation of each named executive officer after reviewing and considering the evaluation prepared by our independent compensation consultant, DolmatConnell. Once the compensation committee established 2008 base salaries for each named executive officer, the target bonus awards, as a percentage of base salary, were generally set to bring each named executive officer’s total target cash compensation to the approved level.

Under the cash incentive bonus plan approved by the compensation committee for 2008, corporate financial targets were weighted 70% and individual performance goals were weighted 30%, except that, in the case of Ms. Goodman, the corporate financial targets were weighted 100%. The quarterly corporate financial targets were based on two financial metrics: (i) AMRG and (ii) Adjusted EBITDA Margin. For all named executive officers other than Ms. Goodman, of the total corporate financial target bonus amount payable, 50 percentage points were paid out based on the AMRG metric and 20 percentage points were paid out based on the Adjusted EBITDA Margin metric. For Ms. Goodman, 70% of the entire bonus amount was based on the quarterly AMRG metric and the remaining 30% on the quarterly Adjusted EBITDA Margin metric. No bonus payment was made to any executive based on the quarterly AMRG metric unless the quarterly AMRG we achieved exceeded at least 85% of the target amount, in which event the executive was eligible to receive 50% of the bonus allocable to the AMRG metric. In the event that this minimum quarterly AMRG target amount was exceeded, the executive was eligible to receive an increase of 3.333% in the bonus allocable to the AMRG metric for every percentage point in excess of 85% of the target amount, up to a maximum of 135% of the AMRG target amount. No bonus payment was made based on the quarterly Adjusted EBITDA Margin metric unless the Adjusted EBITDA Margin we achieved exceeded at least 95% of the target amount, in which event the executive was eligible to receive 95% of the bonus allocable to the Adjusted EBITDA Margin metric. In the event that this minimum quarterly Adjusted EBITDA Margin target amount was exceeded, the executive was eligible to receive an increase of one percentage point in the bonus allocable to the Adjusted EBITDA Margin metric for every one percentage point in excess of 95% of the target amount, up to a maximum of 105% of the Adjusted EBITDA Margin target. The compensation committee believes that these financial targets were designed to drive revenue growth and to ensure that we met our Adjusted EBITDA Margin projections while incenting executives to work collaboratively to reinvest excess operating profit into the business. The AMRG targets for each quarter of 2008 were as follows: $224,845 for the first quarter of 2008, $253,068 for the second quarter of 2008, $214,940 for the third quarter of 2008 and $306,563 for the fourth quarter of 2008. The Adjusted EBITDA Margin quarterly targets for 2008 were as follows: 2.45% for the first quarter of 2008, 3.39% for the second quarter of 2008, 5.60% for the third quarter of 2008 and 3.39% for the fourth quarter of 2008.

Ms. Brezniak’s individual performance goals in 2008 included improving our visitor to trial conversion analytical framework, planning for a potential additional product offering and establishing productivity measures for the engineering organization in the first quarter, continuing our planning efforts for our third product and working with the product delivery team to identify key team stability needs in the second quarter, engaging in technology architecture planning and developing the 2009 product roadmap in the third quarter, and continuing to develop the 2009 product roadmap and analyzing our survey product in the fourth quarter. Ms. Freitas’ individual performance goals in 2008 included implementing initiatives to ensure we met our first quarter 2008 customer acquisition goals and analyzing company needs regarding customer analytics in the first quarter, implementing initiatives to ensure we met our second quarter 2008 customer acquisition goals and continuing efforts to ensure success of the customer analytics organization in the second quarter, implementing initiatives to ensure we met our third quarter 2008 customer acquisition goals and planning new customer acquisition initiatives in 2009 in the third quarter, and developing online advertising planning for 2009 and developing appropriate marketing creative for 2009 in the fourth quarter. Mr. Nault’s individual performance goals in 2008 included developing an operational plan and coordinating our secondary public offering, including filing the registration statement by March 31, in the first quarter, ensuring that our first annual meeting as a public company was a success and determining legal strategy regarding brand matters in the second quarter, analyzing recent regulatory changes and developing a related action plan in the third quarter and coordinating the board self-evaluation process and addressing security matters in light of recent regulatory changes in the fourth quarter. Mr. Wasserman’s individual performance goals in 2008 included developing an operational plan and coordinating our secondary public offering, including filing the registration statement by March 31, in the first quarter, coordinating the second half planning process, assisting in the on-boarding of our new Chief Human Resources Officer and developing a plan for implementing a 401(k) plan matching program in the second quarter, developing a plan for 2009 hosting infrastructure costs, coordinating internal controls analysis relating to Section 404 of the Sarbanes-Oxley Act of 2002 and identifying critical strategic initiatives for 2009 in the third quarter, and developing an overall corporate office space plan for 2009 and beyond and continuing to finalize the internal controls testing process relating to Section 404 of the Sarbanes-Oxley Act of 2002 in the fourth quarter.

The performance based compensation elements for our named executive officers for 2008 and a description of whether or not they exceeded, achieved or underachieved with respect to each element were as follows:

	2008 – First Quarter		2008 – Second Quarter		2008 – Third Quarter		2008 – Fourth Quarter
	Corporate		Corporate		Corporate		Corporate
	Financial Goals		Financial Goals		Financial Goals		Financial Goals
	and Individual		and Individual		and Individual		and Individual
	Performance	Result for	Performance	Result for	Performance	Result for	Performance	Result for
	Goals	Quarter	Goals	Quarter	Goals	Quarter	Goals	Quarter

Ms. Goodman
Ms. Brezniak
Ms. Freitas	AMRG	Exceeded	AMRG	Exceeded	AMRG	Exceeded	AMRG	Exceeded
Mr. Nault
Mr. Wasserman

Ms. Goodman
Ms. Brezniak
Ms. Freitas	Adjusted EBITDA Margin	Exceeded	Adjusted EBITDA Margin	Exceeded	Adjusted EBITDA Margin	Exceeded	Adjusted EBITDA Margin	Exceeded
Mr. Wasserman
Mr. Nault

Ms. Brezniak	Individual Performance Goals	Achieved	Individual Performance Goals	Achieved	Individual Performance Goals	Achieved	Individual Performance Goals	Achieved

Ms. Freitas	Individual Performance Goals	Achieved	Individual Performance Goals	Under- Achieved	Individual Performance Goals	Under- Achieved	Individual Performance Goals	Achieved

Mr. Nault	Individual Performance Goals	Achieved	Individual Performance Goals	Achieved	Individual Performance Goals	Achieved	Individual Performance Goals	Achieved

Mr. Wasserman	Individual Performance Goals	Achieved	Individual Performance Goals	Achieved	Individual Performance Goals	Achieved	Individual Performance Goals	Achieved

The table below reflects for each named executive officer (i) the 2008 quarterly target incentive for each performance based compensation element, (ii) the 2008 total quarterly target incentives, (iii) the actual 2008 quarterly incentive payments for each performance based compensation element based on achievement levels, and (iv) the actual 2008 total quarterly incentive payments.

		Target				Actual
	Target	Adjusted EBITDA	Target	Total	Actual	Adjusted	Actual	Total
	AMRG	Margin	MBO*	Target	AMRG	EBITDA Margin	MBO*	Actual
	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive

Ms. Goodman:
Q1 2008	$30,625	$13,125	$—	$43,750	$44,914	$13,781	$—	$58,695
Q2 2008	$30,625	$13,125	$—	$43,750	$45,934	$13,781	$—	$59,715
Q3 2008	$30,625	$13,125	$—	$43,750	$38,789	$13,781	$—	$52,570
Q4 2008	$30,625	$13,125	$—	$43,750	$34,706	$13,781	$—	$48,487
Ms. Brezniak:
Q1 2008	$8,750	$3,500	$5,250	$17,500	$12,832	$3,675	$5,250	$21,757
Q2 2008	$8,750	$3,500	$5,250	$17,500	$13,124	$3,675	$5,250	$22,049
Q3 2008	$8,750	$3,500	$5,250	$17,500	$11,083	$3,675	$5,250	$20,008
Q4 2008	$8,750	$3,500	$5,250	$17,500	$9,916	$3,675	$5,250	$18,841
Ms. Freitas:
Q1 2008	$9,750	$3,900	$5,850	$19,500	$14,299	$4,095	$5,850	$24,244
Q2 2008	$9,750	$3,900	$5,850	$19,500	$14,624	$4,095	$5,558	$24,277
Q3 2008	$9,750	$3,900	$5,850	$19,500	$12,349	$4,095	$5,733	$22,177
Q4 2008	$9,750	$3,900	$5,850	$19,500	$11,049	$4,095	$5,850	$20,994
Mr. Nault:
Q1 2008	$10,500	$4,200	$6,300	$21,000	$15,399	$4,410	$6,300	$26,109
Q2 2008	$10,500	$4,200	$6,300	$21,000	$15,749	$4,410	$6,300	$26,459
Q3 2008	$10,500	$4,200	$6,300	$21,000	$13,299	$4,410	$6,300	$24,009
Q4 2008	$10,500	$4,200	$6,300	$21,000	$11,899	$4,410	$6,300	$22,609
Mr. Wasserman:
Q1 2008	$11,000	$4,400	$6,600	$22,000	$16,132	$4,620	$6,600	$27,352
Q2 2008	$11,000	$4,400	$6,600	$22,000	$16,499	$4,620	$6,600	$27,719
Q3 2008	$11,000	$4,400	$6,600	$22,000	$13,932	$4,620	$6,600	$25,152
Q4 2008	$11,000	$4,400	$6,600	$22,000	$12,466	$4,620	$6,600	$23,686

*	MBO = individual performance goal

In 2008, the total annual bonus payment as a percentage of the total annual target bonus and the total annual bonus payment as a percentage of annual salary for each named executive officer were as follows: Ms. Goodman (125% and 63%); Ms. Brezniak (118% and 41%); Ms. Freitas (118% and 47%); Mr. Nault (118% and 47%); and Mr. Wasserman (118% and 47%). In reviewing these results, the compensation committee believed that these bonus payments were justified by the strong company performance and individual performance in 2008 and the goal of using financial performance targets to reward over achievement.

2009 Cash Incentive Bonuses.  In December 2008, our compensation committee approved the target bonus awards for 2009 for our named executive officers. The target bonus awards, as a percentage of base salary, for 2009 are 100% for Ms. Goodman, 40% for Ms. Brezniak, 50% for Ms. Freitas, 40% for Mr. Nault and 40% for Mr. Wasserman. As described above, the compensation committee determined the total target cash compensation of each named executive officer after reviewing and considering the evaluation prepared by our independent compensation consultant, Compensia. Ms. Freitas’ target bonus award, as a percentage of base salary, was increased from 40% to 50% to reflect the critical role that her organization has and its relation to the overall success of our company.

In the case of executive officers other than Ms. Goodman, the cash incentive bonus plan provides for four equal target quarterly cash incentive bonus payments, with corporate financial targets weighted at 70% and individual performance goals weighted at 30%. In the case of Ms. Goodman, the incentive plan provides for four equal target quarterly cash incentive bonus payments based on corporate financial targets and an annual bonus payment based on an individual performance goal. For Ms. Goodman, the corporate financial targets are weighted at 80% and the individual performance goal is weighted at 20%. Similar to 2008 and based on the compensation committee’s view that these are appropriate and important financial metrics, the quarterly corporate financial targets are based on two financial metrics: (i) AMRG and (ii) Adjusted EBITDA Margin. For all named executive officers other than Ms. Goodman, in calculating the total corporate financial target bonus, 50 percentage points are based on the AMRG metric and 20 percentage points are based on the Adjusted EBITDA Margin metric. For Ms. Goodman, in calculating the corporate financial target bonus, 56 percentage points are based on the AMRG metric and 24 percentage points are based on the Adjusted EBITDA Margin metric. No bonus payment will be made to any executive based on the AMRG metric unless the quarterly AMRG we achieve is at least 85% of the quarterly target amount, in which event the executive will be eligible to receive 60% of the bonus allocable to the AMRG metric. In the event we exceed the minimum quarterly AMRG target amount, the executive will be eligible to receive an increase of approximately 2.65% in the bonus allocable to the AMRG metric for every percentage point by which we exceed 85% of the target amount, up to a maximum of 140% of the AMRG target amount. No bonus payment will be made to any executive based on the quarterly Adjusted EBITDA Margin metric unless the quarterly Adjusted EBITDA Margin we achieve is at least equal to one percentage point below the target Adjusted EBITDA Margin, in which event the executive will be eligible to receive 95% of the bonus allocable to the Adjusted EBITDA Margin metric. In the event that the quarterly Adjusted EBITDA Margin we achieve is one percentage point above the target Adjusted EBITDA Margin, the executive will be eligible to receive 105% of the bonus allocable to the Adjusted EBITDA Margin metric. Bonus payments for achievement between the two Adjusted EBITDA Margin thresholds will be made on a pro rata basis.

Equity Incentive Awards.  Our equity award program is the primary vehicle for offering long-term incentives to our executives. Prior to our initial public offering in October 2007, our employees, including our executives, were eligible to participate in our 1999 Stock Option/Stock Issuance Plan. Following the completion of our initial public offering, we grant to our employees, including our executives, stock-based awards pursuant to our 2007 Stock Incentive Plan. Under the 2007 Stock Incentive Plan, our employees, including our executives, are eligible to receive grants of stock options, restricted stock awards, and other stock-based equity awards at the discretion of our compensation committee. We believe that our option program is critical to our efforts to hire and retain the best people and to maintain a competitive advantage over our current and future competitors.

Although we do not have any formal equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting feature of our equity grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employment during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers the intrinsic value of the equity grant using the Black-Scholes valuation methodology, comparative share ownership of executives in our compensation peer group, company performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of Ms. Goodman with respect to her executive team members. We typically make an initial equity award of stock options or restricted stock to new executives in connection with the start of their employment. Grants of equity awards, including those to executives, are approved by our compensation committee and are granted based on the fair market value of our common stock on the date of grant. Historically, the equity awards we have granted to our executives vest as to 25% of such awards at the end of the first year and in equal quarterly installments over the succeeding three years. This vesting schedule is consistent with the vesting of stock options granted to other employees.

In December 2008, the compensation committee approved new equity awards for each of our executives. In determining these equity awards for each of the named executive officers set forth on the 2008 Grants of Plan-Based Awards table below, our compensation committee took into account company performance in 2008, which was very strong, the applicable executive’s performance, the retention value of unvested equity awards, the fact that our overall equity incentive pool and the executive incentive pool was well below those of the companies in the 2009 Peer Group and the benchmarking data prepared by Compensia. The compensation committee also considered the intrinsic value of the equity award using the Black-Scholes valuation methodology and then combined this with 2009 total target cash compensation to determine total target direct compensation. As a result, in December 2008, our compensation committee granted to Ms. Goodman, Ms. Brezniak, Ms. Freitas, Mr. Nault and Mr. Wasserman options to purchase 175,000, 65,000, 60,000, 40,000 and 67,500 shares of common stock, respectively. The exercise price of these options was $13.68 per share, which was the closing, or last sale, price of our common stock on the Nasdaq Global Market on December 4, 2008, the date of grant. Under a policy adopted by the compensation committee, this price is equal to the fair market value of our common stock on the date of grant. In the case of all named executive officers except Mr. Nault, the effect of these equity awards was to set 2009 total target direct compensation at approximately the 75th percentile of the 2009 Peer Group. In the case of Mr. Nault, his 2009 total target direct compensation was established at approximately the 63rd percentile of the 2009 Peer Group. At the discretion of our compensation committee, we expect to continue to approve annually new equity awards to certain of our employees and executives consistent with our overall incentive compensation program objectives.

The compensation committee has adopted a stock option grant policy that applies to all stock option grants, including grants to executives, but excluding automatic annual grants to independent directors. The option grant policy adopted by the compensation committee is as follows:

•	That we will not, and will not have any program, plan or practice to, time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information.

•	That only the compensation committee, in its sole discretion, will be permitted to grant stock options and stock-based awards under the 2007 Stock Incentive Plan.

•	That all grants of stock options and stock-based awards under the 2007 Stock Incentive Plan, including grants to new employees, will be made during the first business week of the third month of the calendar quarter.

•	That the exercise price of all stock options and stock-based awards shall equal the closing, or last sale, price of our common stock on the Nasdaq Global Market on the grant date.

•	That the compensation committee will meet telephonically or in person during the first business week of the third month of the calendar quarter to approve grants of stock options and stock-based awards.

•	That, to the extent practical, each quarterly meeting date will be tentatively set at the prior quarter’s meeting.

•	That the compensation committee will not take action by written consent with respect to the grant of stock options and stock-based awards.

Benefits and Other Compensation.  We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, including a company contribution match component, an employee assistance program, maternity and paternity leave plans and standard company holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees, except that we pay for parking for our executive officers.

Severance and Change of Control Benefits

We have severance arrangements with each of our executive officers, which were standardized by the compensation committee in December 2008. These agreements provide, in general, that in the event the executive is terminated without cause or there is a significant change in his or her base salary, responsibilities or location, the executive will be entitled to a severance benefit equal to six months base salary plus health insurance benefits. In addition, each of the option agreements entered into with our executive officers has a change of control provision that provides that 50% of the unvested shares under the option shall vest immediately prior to the change of control and the balance will vest in the event the executive is terminated within one year from the date of the change in control. We believe that having in place reasonable and competitive executive severance arrangements is essential to attracting and retaining highly-qualified executives. After reviewing the practices of companies represented in our peer group and in software as a service companies generally, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives by the companies in the peer group companies. While we do not believe that the provisions of a severance package would be a determinative factor in an executive’s decision to join us, the absence of such package would present a competitive disadvantage in the market for talented executives.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change of Control” below. Our compensation committee believes that our severance and change of control benefits are reasonable and generally consistent with severance packages offered to executives at similarly situated companies.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three most highly compensated officers (other than the chief executive officer and the chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our president and chief executive officer, our vice president and chief financial officer and each of our three other most highly compensated executive officers during the applicable years. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

					Non-Equity
				Option	Incentive Plan	All Other
			Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year		($)	($)(2)	($)(3)	($)(4)	($)

Gail F. Goodman	2008		$350,000	$310,114	$219,467	$7,968	$887,549
President and Chief Executive	2007		$275,900	$78,221	$132,197	$1,068	$487,386
Officer	2006		$250,000	$13,352	$69,748	$840	$333,940
Steven R. Wasserman	2008		$220,000	$186,044	$103,909	$7,968	$517,921
Vice President and Chief	2007		$192,300	$30,184	$60,153	$1,018	$283,655
Financial Officer	2006		$165,000	$1,295	$38,161	$840	$205,296
Ellen Brezniak	2008		$200,000	$217,643	$82,655	$7,968	$508,266
Senior Vice President, Product Strategy	2007		$185,000	$62,141	$51,947	$1,046	$300,134
Nancie G. Freitas	2008		$195,000	$229,180	$91,692	$7,961	$523,833
Vice President and Chief Marketing Officer
Robert P. Nault	2008		$210,000	$234,733	$99,186	$7,968	$551,887
Vice President and General	2007	(1)	$153,269	$70,950	$52,660	$777	$277,656
Counsel

(1)	Mr. Nault joined our company in March 2007.

(2)	Valuation of these stock and option awards is based, in part, on the dollar amount of share based compensation recognized for financial statement reporting purposes in each of 2006, 2007 and 2008 computed in accordance with SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). We arrive at these amounts by taking the compensation cost for these awards calculated under SFAS 123R on the date of grant, and recognize this cost over the period in which the named executive officer must provide services in order to earn the award, typically four years. The reported amounts include additional amounts that were not recognized for financial statement reporting purposes in each of 2006, 2007 and 2008, resulting from requirements of the SEC to report in this summary compensation table awards made prior to 2006 using the modified prospective transition method pursuant to SFAS 123R. Under the modified prospective transition method, a portion of the grant date fair value determined under SFAS 123R of equity awards that are outstanding on January 1, 2006, the date we adopted SFAS 123R, is recognized over those awards’ remaining vesting periods. For Ms. Goodman, in 2008, 2007 and 2006, this additional amount was $1,500, $1,970 and $7,445, respectively. This amount was $319 for Ms. Freitas in 2008. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included on our Annual Report on Form 10-K for the year ended December 31, 2008. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2006, 2007 and 2008. The individual awards reflected in the summary compensation table for 2008 are further described below in the table “2008 Grants of Plan-Based Awards.”

(3)	For 2008, the amounts shown were paid during 2008 and in February 2009 to each of the named executive officers for the achievement in 2008 of specified performance objectives under our 2008 Cash Incentive Bonus Plan. For 2007, the amounts shown were paid during 2007 and in February 2008 to each of the named executive officers for the achievement in 2007 of specified performance objectives under our 2007 Executive Team Bonus Plan. For 2006, the amounts shown were paid during 2006 and in January 2007 to each of the named executive officers for the achievement in 2006 of specified performance objectives under our 2006 Executive Incentive Plan.

(4)	The amounts shown reflect life insurance premiums and parking costs paid by us in each of 2006, 2007 and 2008 on behalf of each of the named executive officers. In addition, in 2008, these amounts reflect a company matching contribution under our 401(k) plan of $6,900 in the case of each named executive officer.

2008 Grants of Plan-Based Awards

The following table sets forth information regarding grants of awards made to our named executive officers during or for the year ended December 31, 2008.

					All Other
					Option
					Awards:	Exercise or	Grant Date
		Estimated Possible Payouts Under			Number of	Base Price of	Fair Value
		Non-Equity Incentive Plan Awards			Securities	Option	of Option
	Grant	Threshold	Target	Maximum	Underlying	Awards	Awards
Name	Date	($)	($)(1)	($)	Options (#)(2)	($/share)(3)	($)(4)

Gail F. Goodman	—	—	$175,000	$320,521	—	—	—
	12/4/08	—	—	—	175,000	$13.68	$1,259,073
Steven R. Wasserman	—	—	$88,000	$140,206	—	—	—
	12/4/08	—	—	—	67,500	$13.68	$485,642
Ellen Brezniak	—	—	$70,000	$111,528	—	—	—
	12/4/08	—	—	—	65,000	$13.68	$467,656
Nancie G. Freitas	—	—	$78,000	$124,274	—	—	—
	12/4/08	—	—	—	60,000	$13.68	$431,682
Robert P. Nault	—	—	$84,000	$133,833	—	—	—
	12/4/08	—	—	—	40,000	$13.68	$287,788

(1)	Our 2008 Cash Incentive Bonus Plan was approved by the compensation committee of the board of directors on December 6, 2007. Payouts under the 2008 Cash Incentive Bonus Plan were contingent upon the achievement of certain quarterly financial performance goals, including AMRG targets and Adjusted EBITDA Margin targets, and, with the exception of Ms. Goodman, individual performance goals. Thirty percent of the potential payouts to Ms. Brezniak, Ms. Freitas and Messrs. Wasserman and Nault were contingent upon their ability to achieve individual performance quarterly goals determined in advance by Ms. Goodman. The amounts shown in the target column reflects the target amount payable under the 2008 Cash Incentive Bonus Plan. The actual amounts paid are reflected in the Summary Compensation Table above.

(2)	Twenty-five percent of the shares underlying these options vest on the first anniversary of the grant date and the remaining 75% of the shares underlying these options vest in 12 equal quarterly installments, subject to continued employment.

(3)	For option grants to the named executive officers in December 2008, the compensation committee determined that the fair value of our common stock was equal to the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 4, 2008, the date of grant.

(4)	Valuation of these options is based on the aggregate dollar amount of share based compensation recognized for financial statement reporting purposes computed in accordance with SFAS 123R over the term of these options, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none).

2008 Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding option and stock awards held by our named executive officers at December 31, 2008.

		Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities				Number of	Market Value
		Underlying	Underlying				Shares or Units	of Shares or
		Unexercised	Unexercised		Option		of Stock That	Units of Stock
		Options	Options		Exercise	Option	Have Not	That Have Not
	Grant	(#)	(#)		Price	Expiration	Vested	Vested
Name	Date	Exercisable	Unexercisable		($)	Date	(#)	($)

Gail F. Goodman	6/7/2000	5,200	—		$36.15	6/7/2010	—	—
	10/23/2003	33,738	—		$0.04	10/23/2013	—	—
	2/10/2005	96,213	9,621		$0.06	2/10/2015	—	—
	2/9/2006	8,938	4,062	(1)	$1.09	2/9/2016	—	—
	12/7/2006	58,500	58,500	(1)	$3.05	12/7/2016	—	—
	12/6/2007	16,250	48,750	(1)	$22.27	12/6/2017	—	—
	12/4/2008	—	175,000	(1)	$13.68	12/4/2018	—	—
Steven R. Wasserman	12/8/2005	—	—		—	—	48,008 (4)	$636,106 (5)
	12/7/2006	19,500	19,500	(1)	$3.05	12/7/2016	—	—
	12/6/2007	11,250	33,750	(1)	$22.27	12/6/2017	—	—
	12/4/2008	—	67,500	(1)	$13.68	12/4/2018	—	—
Ellen Brezniak	9/20/2006	67,608	52,583	(1)	$2.68	9/20/2016	—	—
	12/6/2007	11,250	33,750	(1)	$22.27	12/6/2017	—	—
	12/4/2008	—	65,000	(1)	$13.68	12/4/2018	—	—
Nancie G. Freitas	12/8/2005	13,975	8,125	(2)	$0.06	12/8/2015	—	—
	12/7/2006	13,000	13,000	(1)	$3.05	12/7/2016	—	—
	12/6/2007	15,000	45,000	(1)	$22.27	12/6/2017	—	—
	12/4/2008	—	60,000	(1)	$13.68	12/4/2018	—	—
Robert P. Nault	3/2/2007	48,344	62,156	(3)	$4.12	3/2/2017	—	—
	12/6/2007	11,250	33,750	(1)	$22.27	12/6/2017	—	—
	12/4/2008	—	40,000	(1)	$13.68	12/4/2018	—	—

(1)	Twenty-five percent of the shares underlying this option vest on the first anniversary of the grant date and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments thereafter, subject to the continued employment of the named executive officer.

(2)	Twenty-five percent of the shares underlying this option vested on November 28, 2005 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments thereafter, subject to Ms. Freitas’ continued employment.

(3)	Twenty-five percent of the shares underlying this option vested on March 19, 2008 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments thereafter, subject to Mr. Nault’s continued employment.

(4)	On December 8, 2005, our board of directors granted to Mr. Wasserman the right to purchase 192,010 shares of restricted common stock for a purchase price of $0.06 per share, which shares Mr. Wasserman purchased. The restrictions on the shares lapsed as to 25% of the shares on December 11, 2006 and the restrictions on the remaining 75% of the shares lapse in 12 equal quarterly installments, which lapsing began on March 11, 2007, subject to Mr. Wasserman’s continued employment.

(5)	This value was determined by multiplying the number of restricted shares for which the restrictions had not lapsed by the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 31, 2008, or $13.25 per share.

2008 Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our named executive officers and shares subject to stock awards held by our named executive officers that vested during the year ended December 31, 2008.

	Option Awards		Stock Awards
Number of
	Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)

Gail F. Goodman	—	—	—	—
Steven R. Wasserman	—	—	48,000 (1)	$797,760 (1)
Ellen Brezniak	—	—	—	—
Nancie G. Freitas	—	—	—	—
Robert P. Nault	—	—	—	—

(1)	These shares of restricted stock vested during 2008 as follows: 12,000 shares on March 12, 2008, 12,000 shares on June 12, 2008, 12,000 shares on September 12, 2008 and 12,000 shares on December 12, 2008. The value realized has been calculated by taking the fair value of our common stock, which is equal to the last sale, or closing, price of our common stock on the NASDAQ Global Market, at each of the vesting dates and multiplying it by the number of vesting shares, and then totaling these amounts.

Employment and Other Agreements

We do not have formal employment agreements with any of our named executive officers. As a condition to their employment, each named executive officer entered into a non-competition, non-disclosure and non-solicitation agreement. Pursuant to these agreements, each named executive officer has agreed not to compete with us or to solicit our employees during their employment and for a period of one year after their employment ends, to protect our confidential and proprietary information and to assign to us all intellectual property conceived of or developed during the term of their employment.

We have severance arrangements with each of our executive officers, which were standardized by the compensation committee in December 2008. These agreements provide, in general, that in the event the executive is terminated without cause or there is a significant decrease in his or her base salary, responsibilities or location, the executive will be entitled to a severance benefit equal to six months base salary plus health insurance benefits.

Potential Payments Upon Termination or Change of Control

In addition to the severance benefits described above, the option agreements with each of our executive officers and the restricted stock agreement with Mr. Wasserman provide that in the event of a change of control, 50% of then unvested options or shares subject to such agreements shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated within 12 months after the change of control, any remaining unvested shares or options subject to these agreements shall become vested. For these purposes, “change of control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party entity, (b) a merger or consolidation of our company with a third party entity, or (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party entity (other than in a financing transaction involving the additional issuance of our securities).

The table below shows the benefits potentially payable to each of our named executive officers if he or she was terminated without cause, if there was a change of control of our company, and if he or she was terminated upon a change of control. These amounts are calculated on the assumption that the employment termination and change of control both took place on December 31, 2008.

	Benefits Payable Upon
	Termination Without		Benefits Payable	Additional Benefits Payable Upon
	Cause		Upon a Change	Termination Within 12 Months of
	Severance	Medical/	of Control	a Change of Control
Name	Payments	Dental(1)	Equity Benefits(2)	Equity Benefits(3)

Gail F. Goodman	$175,000	$6,353	$356,846	$356,846
Steven R. Wasserman	$110,000	$6,353	$417,503	$417,503
Ellen Brezniak	$100,000	$2,099	$277,901	$277,901
Nancie G. Freitas	$97,500	$4,435	$119,885	$119,885
Robert P. Nault	$105,000	$6,353	$283,742	$283,742

(1)	Calculated based on the estimated cost to us of providing these benefits.

(2)	This amount is equal to (a) the number of option shares or restricted shares that would vest, assuming a December 31, 2008 change of control, multiplied by (b) in the case of options, the excess of $13.25 over the exercise price of the option or, in the case of restricted stock, $13.25. $13.25 was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 31, 2008.

(3)	This amount is equal to (a) the number of option shares or restricted shares that would vest, assuming a December 31, 2008 change of control and employment termination, multiplied by (b) in the case of options, the excess of $13.25 over the exercise price of the option or, in the case of restricted stock, $13.25. $13.25 was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 31, 2008.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by the General Corporation law of the State of Delaware, our restated certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors for breach of fiduciary duty of care as a director. Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or knowing violation of law;

•	any unlawful payments of dividends or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limitation of liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

As permitted by Delaware law, our restated certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by law.

The indemnification provisions contained in our restated certificate of incorporation are not exclusive. In addition to the indemnification provided for in our restated certificate of incorporation we have entered into indemnification agreements with each of our directors and officers. Each indemnification agreement provides that we will indemnify the director or officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a director or officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted for directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Securities Authorized for Issuance under our Equity Compensation Plans

In accordance with SEC rules, the following table provides information, as of December 31, 2008, about the securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Number of Shares
Remaining Available
for Future Issuance
	Number of Shares to			under Equity
	be Issued upon			Compensation Plans
	Exercise of		Weighted Average	(Excluding Shares
	Outstanding Options		Exercise Price of	Reflected in
	and Rights		Outstanding Options	Column A)
Plan Category	(Column A)		(Column B)	(Column C)(1)

Equity compensation plans that have been approved by our stockholders	3,021,171	(2)	$9.91	1,732,917	(3)
Equity compensation plans that have not been approved by our stockholders	—		—	—

Total	3,021,171			1,732,917	(3)

(1)	In addition to being available for issuance upon the exercise of stock options that we may grant after December 31, 2008, all of the shares available for grant under our 2007 stock incentive plan may instead be issued in the form of restricted stock, restricted stock units, stock appreciation rights and other stock-based awards.

(2)	Represents 3,021,171 shares to be issued upon exercise of outstanding options under our 1999 stock option/stock issuance plan and 2007 stock incentive plan as of December 31, 2008. Our 2007 stock incentive plan became effective on October 9, 2007, and we no longer grant awards under our 1999 stock option/stock issuance plan.

(3)	Includes 311,967 shares issuable under our 2007 employee stock purchase plan. Also includes 1,420,950 shares issuable under our 2007 stock incentive plan. Under our 2007 stock incentive plan, the number of shares issuable automatically increases every January 1 until the second day of 2017 by an amount equal to the lowest of (i) 700,000 shares of common stock, (ii) 5% of the aggregate number of shares of common stock outstanding on that date and (iii) an amount determined by our board of directors.

STOCK OWNERSHIP

The following table contains information as of March 31, 2009 about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers (as identified in “EXECUTIVE COMPENSATION”);

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

	Number of		Shares			Percentage of
	Shares		Acquirable		Total	Common Stock
	Beneficially		Within		Beneficial	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	+	60 Days(3)	=	Ownership	Owned(4)

Named Executive Officers and Directors:
Gail F. Goodman	898,057		241,460		1,139,517	4.00%
Ellen Brezniak	—		89,182		89,182	*
Nancie G. Freitas	10,400		51,413		61,813	*
Robert P. Nault	—		69,312		69,312	*
Steven R. Wasserman	192,010		36,000		228,010	*
Thomas Anderson	2,000		42,334		44,334	*
Robert P. Badavas(5)	4,000		22,834		26,834	*
John Campbell(6)	142,954		3,334		146,288	*
Michael T. Fitzgerald(7)	1,570,215		3,334		1,573,549	5.58%
William S. Kaiser(8)	996,345		3,334		999,679	3.54%
Daniel T. H. Nye	—		—		—	—
All directors and executive officers as a group (15 persons)	4,251,748		772,480		5,024,228	17.33%

5% Stockholders:
Waddell & Reed Financial, Inc.(9)	2,815,200		—		2,815,200	9.98%
Entities affiliated with Morgan Stanley(10)	2,752,583		—		2,752,583	9.76%
Next Century Growth Investors, LLC(11)	1,982,071		—		1,982,071	7.03%
Entities affiliated with Commonwealth Capital Ventures(12)	1,483,159		—		1,483,159	5.26%
FMR LLC(13)	1,460,483		—		1,460,483	5.18%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Constant Contact, Inc., 1601 Trapelo Road, Suite 329, Waltham, Massachusetts 02451.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after March 31, 2009.

(4)	The percent ownership for each stockholder on March 31, 2009 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on March 31, 2009 (28,211,606 shares) plus any shares acquirable (including stock options exercisable) by the stockholder within 60 days after March 31, 2009.

(5)	The shares reported as beneficially owned are held by the Robert P. Badavas Trust of 2007. Mr. Badavas exercises sole voting and investment power with respect to the shares held by the Robert P. Badavas Trust of 2007.

(6)	The shares reported as beneficially owned are held jointly with Mr. Campbell’s wife, Mrs. Jean Campbell.

(7)	Consists of 87,056 shares held by Mr. Fitzgerald individually, 1,413,289 shares held by Commonwealth Capital Ventures II L.P. and 69,870 shares held by CCV II Associates L.P. The general partner of Commonwealth Capital Ventures II L.P. and CCV II Associates L.P. is Commonwealth Venture Partners II L.P. Michael T. Fitzgerald, a member of our board of directors, Jeffrey M. Hurst, R. Stephen McCormack and Justin J. Perreault are the general partners of Commonwealth Venture Partners II L.P. Accordingly, they may be deemed to share beneficial ownership of the shares beneficially owned by Commonwealth Capital Ventures II L.P. and CCV II Associates L.P., although each of them disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(8)	Consists of 10,850 shares held by Mr. Kaiser individually, 985 shares held by the Kaiser Family Trust, 841,757 shares held by Greylock XII Limited Partnership, 93,528 shares held by Greylock XII-A Limited Partnership and 49,225 shares held by Greylock XII Principals LLC. Mr. Kaiser exercises sole voting and investment power with respect to the shares held by the Kaiser Family Trust. The general partner of Greylock XII Limited Partnership and Greylock XII-A Limited Partnership is Greylock XII GP LLC. The members of Greylock XII GP LLC and Greylock XII Principals LLC are: Aneel Bhusri, Thomas Bogan, Asheem Chandna, Charles Chi, Roger Evans, William Helman, William Kaiser, a member of our board of directors, Donald Sullivan and David Sze. Each of these individuals exercises shared voting and investment power over the shares held of record by Greylock XII Limited Partnership, Greylock XII-A Limited Partnership and Greylock XII Principals LLC and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the entities affiliated with Greylock Partners is 880 Winter Street, Waltham, Massachusetts 02451.

(9)	This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC by Waddell & Reed Financial, Inc., Waddell & Reed Investment Management Company, Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. on February 4, 2009 reporting share ownership as of December 31, 2008. Their principal business address is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(10)	Consists of 2,383,130 shares held by Morgan Stanley Dean Witter Venture Partners IV, L.P., 276,479 shares held by Morgan Stanley Dean Witter Venture Investors IV, L.P. and 97,974 shares held by Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P. MSDW Venture Partners IV, LLC is the general partner of each of Morgan Stanley Dean Witter Venture Partners IV, L.P., Morgan Stanley Dean Witter Venture Investors IV, L.P. and Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P. MSDW Venture Partners IV, Inc. is the member of the general partner and a wholly-owned subsidiary of Morgan Stanley. The address of the entities affiliated with Morgan Stanley is 1585 Broadway, New York, New York 10036.

(11)	This information in based solely on a Schedule 13G filed with the SEC by Next Century Growth Investors, LLC, Thomas L. Press and Donald M. Longlet on February 13, 2009 reporting share ownership as of December 31, 2008. Each of the holders exercises shared voting and investment power over these shares and disclaims beneficial ownership of such shares, except to the extent of each of their respective pecuniary interests therein. Their principal business address is 5500 Wayzata Blvd., Suite 1275, Minneapolis, Minnesota 55416.

(12)	Consists of 1,413,289 shares held by Commonwealth Capital Ventures II L.P. and 69,870 shares held by CCV II Associates L.P. The general partner of Commonwealth Capital Ventures II L.P. and CCV II Associates L.P. is Commonwealth Venture Partners II L.P. Michael T. Fitzgerald, a member of our board of directors, Jeffrey M. Hurst, R. Stephen McCormack and Justin J. Perreault are the general partners of Commonwealth Venture Partners II L.P. Accordingly, they may be deemed to share beneficial ownership of the shares beneficially owned by Commonwealth Capital Ventures II L.P. and CCV II Associates L.P., although each of them disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Commonwealth Venture Partners II L.P. is 950 Winter Street, Suite 4100, Waltham, Massachusetts 02451.

(13)	This information in based solely on Amendment No. 1 to Schedule 13G filed with the SEC by FMR LLC, Fidelity Management & Research Company and Edward C. Johnson 3d on February 17, 2009 reporting share ownership as of December 31, 2008. Each of these holders exercises shared voting and investment power over these shares. Their principal business address is 82 Devonshire Street, Boston, Massachusetts 02109.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2008.

* * *

The board of directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

Gail F. Goodman
Chairman, President and Chief Executive Officer

April 27, 2009

CONSTANT CONTACT, INC.
 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, JUNE 2, 2009.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF CONSTANT CONTACT. PLEASE RETURN IT AS SOON AS POSSIBLE.
By signing on the reverse side of this proxy, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint Gail F. Goodman, Steven R. Wasserman and Robert P. Nault, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of Constant Contact, Inc. to be held on Tuesday, June 2, 2009 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, 3rd Floor, Waltham, Massachusetts 02451, and any adjournments of the meeting, and (2) vote all shares of Constant Contact stock that you are entitled to vote and otherwise act on your behalf upon the matters proposed by Constant Contact, with all the powers you would possess if you were personally present. None of the following proposals is conditioned upon the approval of any other proposal.
IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS HEREIN. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” THE DIRECTOR NOMINEES IDENTIFIED IN THE PROXY STATEMENT AND “FOR” PROPOSAL 2.
(Continued and to be signed on the reverse side)

COMMENTS:

14475

ANNUAL MEETING OF STOCKHOLDERS OF
CONSTANT CONTACT, INC.
June  2, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL
The Notice of Meeting, proxy statement and proxy card
are available at – www.proxydocs.com/ctct
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

2 0 2 3 0 0 0 0 0 0 0 0 0 0 0 0 1 0 0 0 9	0 6 0 2 0 9

CONSTANT CONTACT’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:    ☒

						FOR	AGAINST	ABSTAIN
1.	To elect the following nominees for class II director to serve for a term of three years:			2.	To ratify the appointment of PricewaterhouseCoopers LLP as Constant Contact’s independent registered public accounting firm for the year ending December 31, 2009.	☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES: o John Campbell o Daniel T. H. Nye
☐	WITHHOLD AUTHORITY
FOR ALL
NOMINEES

☐       FOR ALL EXCEPT
   (See instructions below)

INSTRUCTIONS:   To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournment of the meeting.

The proxy holders will vote your shares as you direct herein. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of Directors. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.  ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☒

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.